Exhibit 5

Domaines Barons de Rothschild (Lafite) SCA
33, rue de la Baume
75008 Paris
France

Board of Directors The Chalone Wine Group, Ltd. 621 Airpark Road Napa, CA 94558

Gentlemen:

July 31, 2004

     We are writing on behalf of ourselves (“DBR”), as well as Constellation Brands, Inc. (“CBI”) and Huneeus Vintners LLC (“HVI”, and together with ourselves and CBI, the “Partners”), in reference to the offer letter sent to you on May 17, 2004 (the “Offer Letter”) proposing a business combination transaction to The Chalone Wine Group, Ltd. (the “Company”) and the letter dated June 30, 2004 indicating the extension of that offer (the “Extension Letter”).

     The Extension Letter stated that the proposal contained in the Offer Letter would remain open for your consideration until July 31, 2004. We hereby extend the duration of the proposal until August 20, 2004. The remaining terms of the Offer Letter remain in full force and effect.

Very truly yours, DOMAINES BARONS DE ROTHSCHILD (LAFITE) SCA By: /s/ Eric de Rothschild Eric de Rothschild, Managing Director

SO ACKNOWLEDGED:

CONSTELLATION BRANDS, INC.

By:   /s/ Thomas J. Mullin
       Thomas J. Mullin, Executive Vice
       President and General Counsel

HUNEEUS VINTNERS LLC

By:   /s/ Agustin Huneeus
      Agustin Huneeus, Manager